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                                                                   EXHIBIT 10.47



                         EXECUTIVE EMPLOYMENT AGREEMENT


         This Executive Employment Agreement dated as of April 1, 2004, is between Allis-Chalmers Corporation and Munawar H. Hidayatallah. Certain capitalized terms used herein are defined in Section 1 below.

                                R E C I T A L S:

         A. Executive is employed by Company pursuant to an Employment Agreement (the "2001 Employment Agreement") dated February 7, 2001, which terminates February 7, 2004;

         B. Company wishes to continue to employ Executive, and Executive desires to continue employment with Company by entering into a written agreement to specify the terms and conditions of Executive's continued employment with Company;

         C. Executive is to be employed as Chairman and Chief Executive Officer of Company, and as an integral member of its management team;

         D. Company considers the maintenance of a sound management team, including Executive, essential to protecting and enhancing its best interests and those of its stockholders;

         E. Company recognizes that the possibility of a change in control of Company may result in the departure or distraction of management to the detriment of Company and its stockholders; and

         F. Company has determined that appropriate steps should be taken to obtain and retain the continued attention and dedication of selected members of Company's management team to their assigned duties without the distraction arising from the possibility of a change in control of Company.

         NOW, THEREFORE, in consideration of Executive's past and future employment with Company and other good and valuable consideration, the parties agree as follows:

         SECTION 1. DEFINITIONS. As used in this Agreement, the following terms will have the following meanings:

                  (a) AGREEMENT refers to the Executive Employment Agreement represented by this document.

                  (b) CAUSE has the meaning ascribed to it in Section 7(a)(ii).

                  (c) CHANGE IN CONTROL:

                            (i) The acquisition by any individual, entity or
                   group, or a Person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than an Excluded Person, of ownership of more than 50% of either: (i) the then

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                   outstanding shares of Common Stock ("Outstanding Common
                   Stock"); or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors ("Outstanding Voting Securities");

                             (ii) Individuals who, as of the date hereof,
                   constitute the Board of Directors of the Company ("Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                             (iii) Approval by the stockholders of the Company
                   of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, or at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                            (iv) Approval by the stockholders of the Company of
                   (i) a complete liquidation or dissolution of the Company or
                   (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (1) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election for directors is then beneficially owned,


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                   directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be; or (2) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

                  (d) CODE means the Internal Revenue Code of 1986, as amended.

                  (e) COMMENCEMENT DATE has the meaning ascribed to it in
         Section 4.

                  (f) COMPANY means Allis-Chalmers Corporation.

                  (g) CONFIDENTIAL INFORMATION has the meaning ascribed to it in
         Section 9(b).

                  (h) CONSTRUCTIVELY TERMINATED with respect to an Executive's employment with Company will be deemed to have occurred if Executive terminates his employment within six months following the date on which
         Company:

                           (i) demotes Executive to a lesser position, either in
                  title or responsibility, than the highest position held by Executive with Company at any time during Executive's employment with Company after the date hereof;

                           (ii) decreases Executive's salary below the highest
                  level in effect at any time during Executive's employment with Company or reduces Executive's benefits and perquisites below the highest levels in effect at any time during Executive's employment with Company (other than as a result of any amendment or termination of any Executive or group or other executive benefit plan, which amendment or termination is applicable to all executives of Company or any inadvertent reduction in benefits that Company cures within 30 days after receiving written notice of such reduction);

                           (iii) requires Executive to relocate to a principal
                  place of business more than 50 miles from the principal place of business occupied by Company on the first day of an Applicable Period;

                           (iv) is subject to a Change In Control, unless
                  Executive accepts employment with a successor to Company; or

                           (v) breaches any other material term of this
                  Agreement which is not cured by Company within 30 days after receiving notice of such breach.

                  (i) DESIGNATED INDUSTRY has the meaning ascribed to it in
         Section 10(a)(i)(1).

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                  (j) DETERMINATION has the meaning ascribed to such term in
         Section 1313(a) of the Code.

                  (k) DISABILITY with respect to Executive shall be deemed to exist if he meets the definition of disability under the terms of the Company's current long-term disability policy (or any replacement long-term disability policy). Any refusal by Executive to submit to a reasonable medical examination to determine whether Executive is so disabled shall be deemed conclusively to constitute evidence of Executive's disability.

                  (l) EXECUTIVE refers to Munawar H. Hidayatallah.

                  (m) EXCLUDED person means any Person who beneficially owns more than 10% of the outstanding shares of the Corporation at any time prior to the date hereof.

                  (n) COMPANY refers collectively to the Company and its subsidiaries and other affiliates. In Section 10, the term "Company" shall be deemed to refer to the Company, and for purposes of Section 10, Executive shall be deemed to be employed by the Company and all compensation and benefits paid or provided to Executive by any Company under this Agreement at any time shall be deemed to have been paid or provided to Executive by the Company.

                  (o) INCENTIVE PLAN means the Allis-Chalmers Corporation 2003 Incentive Stock Plan, as amended from time to time.

                  (p) INVENTIONS has the meaning ascribed to it in Section 8(a).

                  (q) SALARY has the meaning ascribed to it in Section 5(a).

                  (r) SEPARATION PAYMENT PERIOD has the meaning ascribed to it in Section 7(b)(ii).

                  (s) SEPARATION PAYMENTS has the meaning ascribed to it in
         Section 7(b)(ii).

         SECTION 2. EMPLOYMENT. Company hereby employs Executive, and Executive hereby accepts employment by Company, upon the terms and subject to the conditions hereinafter set forth. The 2001 Employment Agreement is hereby terminated and superceded by this Agreement, effective the date hereof.

         SECTION 3. DUTIES. Executive shall be employed as Chief Executive Officer of Company and shall serve as Chairman of the Board of Directors of Company. Executive agrees to devote such time as is necessary to perform his duties attendant to his executive position with Company, in a manner consistent with Executive's employment prior to the date hereof. Company shall use its best efforts (including by nominating Executive to be a director at each meeting of the stockholders of the Company at which directors are elected, and including in any proxy statement relating to such a meeting information comparable to that included with respect to other nominees) to cause Executive to be maintained as a director of the Company and while a director Executive shall serve as Chairman of the Board of Directors. Executive shall be allowed to engage in other


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activities as an investor as well as participate in activities of charitable organizations of his choice so long as they do not materially interfere with his duties for Company. Company acknowledges and agrees that Executive shall have the right to maintain his current residence in Santa Monica, California and that Company shall pay Executive's travel and other expenses in a manner consistent with past practices pursuant to Section 6 hereof.

         SECTION 4. TERM. The term of employment of Executive hereunder shall commence on the date of this Agreement and terminate three years hence, provided that if Executive at the end of such three year period remains liable for any guarantees of obligations of the Company, then the term hereof shall extend for one additional year.

         SECTION 5. COMPENSATION AND BENEFITS. In consideration for the services of Executive hereunder, Company shall compensate Executive as follows (except as set forth herein, Executive acknowledges payment in full of all amounts due to him for services rendered prior to the date hereof):

                  (a) SALARY. Company shall pay Executive, semi-monthly in arrears with its normal payroll procedures, a salary which is equivalent to an annual rate of $350,000 (the "Salary"). The Salary may not be decreased at any time during the term of Executive's employment hereunder and shall be reviewed no less than annually by Company. Any increase in the Salary shall be in the sole discretion of the Compensation Committee of the Board of Directors of the Company.

                  (b) MANAGEMENT INCENTIVE BONUS; STOCK OPTIONS. Executive shall be eligible to receive an annual bonus equal to 100% of Executive's salary if the Company's Compensation Committee determines that the Company has met its strategic objectives, as set forth on Schedule A, and shall be entitled to an annual bonus of a lesser amount, as determined by the Compensation Committee of the Board of Directors, if Executive meets some but not all of such strategic objectives. Such bonus shall be paid, at the option of Executive, in cash or in shares of the Company's Common Stock (for such purpose the shares shall be valued by the Board of Directors). In addition, Executive shall be entitled to receive such other incentive bonuses as may be provided in management incentive bonus plans adopted from time to time by Company. On December 16, 2003, the Board of Directors approved the grant to Executive of options to purchase 2,000,000 shares of Common Stock of the Company pursuant to the Incentive Plan.

                  (c) VACATION. Executive shall be entitled to four (4) weeks paid vacation per year. Unless otherwise approved by the Compensation Committee of the Board of Directors of the Company, a maximum of ten days accrued vacation not taken in any calendar year shall be carried forward and may be used in the next subsequent calendar year. Executive shall schedule his paid vacation to be taken at times which are reasonably and mutually convenient to both Company and Executive.

                  (d) INSURANCE BENEFITS. Company shall provide accident, health, dental, disability and life insurance for Executive under the group accident, health, dental, disability and life insurance plans as may be maintained by Company for its full-time, salaried Executives.

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                  (e) OFFICE SPACE AND EXPENSES. Company shall provide and pay the expenses of maintaining an office for Executive during the term of this Agreement. Additional office space for the staff of the Executive shall be obtained at the expense of the Company.

                  (f) ASSISTANT EXPENSES. Company shall assume and pay all salary and benefits of an Assistant to Executive.

                  (g) SIGNING BONUS. As an incentive for Executive to execute this Agreement, Company agrees to pay $230,000 to Executive concurrently with the execution and delivery of this Agreement as a signing bonus; provided that in the event Executive's employment is terminated for any reason prior to April 1, 2007, Executive shall be required to repay to the Company (and such amount may be offset against any amount due to Executive) a portion of such amount equal to a fraction, the numerator of which is the number of complete months during the period beginning April 1, 2004 and ending on the date of termination of employment, and the denominator of which is 36.

                   (h) GUARANTEE FEE. Company agrees to pay to Executive an annual guarantee fee equal to 0.25% of the total of all loans guaranteed by Executive from time to time. The fee shall be paid quarterly, in arrears, commencing March 31, 2004, based upon the average amount of guaranteed debt outstanding during the prior quarter.

                   (i) REGISTRATION RIGHTS AGREEMENT. The Company shall use its best efforts to enter into a Registration Rights Agreement relating to Common Stock owned by Executive containing the terms set forth in the draft Registration Rights Agreement previously delivered to Executive.

                   (j) LIFE INSURANCE. Company shall pay for and maintain a term life insurance policy on the life of Executive in the amount of $2,500,000.00. The beneficiary of the life insurance policy shall be the Company, however, Company and Executive agree that the proceeds from such policy, in the event of Executive's death, shall be used exclusively by Company to purchase shares of common stock, $.15 par value ("Common Stock"), of the Company from Executive's estate at the time of death. The value of the shares of Common Stock of Executive shall be made by an independent third party experienced in valuations of this type appointed by the Company. Following the valuation, the Company shall utilize the $2,500,000.00 to purchase the Common Stock or portion of such shares of Common Stock depending on the valuation of the Common Stock of Executive. In the event the valuation of Executive's Common Stock is more than $2,500,000.00, then the Company shall purchase for $2,500,000.00 only such portion of Common Stock as shall be equal to such amount, and Executive's estate may retain the shares of Common Stock not purchased. In the event the valuation of Executive's Common Stock is less than $2,500,000.00, then Company shall utilize such amount of the insurance proceeds equal to the valuation to purchase Executive's Common Stock. The purchase of Executive's Common Stock from his estate, following his death, shall be consummated within thirty (30) days following Company's receipt of the valuation.

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                   (k) INDEMNIFICATION FOR GUARANTEES. In addition to all other indemnification rights available to Executive under the Company's charter documents, contractual obligations or by law, Company agrees to indemnify, defend and hold harmless the Executive, Executive's spouse and their successors (the "Indemnified Parties") from and against any and all claims, losses, liabilities, costs, penalties, fines and expenses (including reasonable expenses for attorneys, accountants, consultants and experts), damages, obligations to third parties, expenditures, proceedings, taxes, judgments, awards or demands, whether or not arising from claims of third parties (collectively, "Losses"), which any of them may suffer, incur or sustain arising out of, attributable to, or resulting from any guarantee executed by Executive or his spouse with respect to obligations of Company or its subsidiaries.

         SECTION 6. EXPENSES. The parties anticipate that in connection with the services to be performed by Executive pursuant to the terms of this Agreement, Executive will be required to make payments for travel, entertainment of business associates and similar expenses. Company shall reimburse Executive for all reasonable expenses of types authorized by Company and incurred by Executive in the performance of his duties hereunder, including travel from Executive's residence to Company's principal place of business consistent with past practices. Executive shall comply with such reporting requirements with respect to expenses as Company may establish from time to time.

         SECTION 7. TERMINATION.

                  (a) GENERAL. Executive's employment hereunder shall commence on the Commencement Date and continue until the end of the term specified in Section 4, except that the employment of Executive hereunder shall terminate prior to such time in accordance with the following:

                           (i) DEATH OR DISABILITY. Upon the death of Executive
                  during the term of his employment hereunder or, at the option of Company, in the event of Executive's Disability, upon 30 days' notice to Executive.

                           (ii) FOR CAUSE. For "Cause" immediately upon written
                  notice by Company to Executive. A termination shall be for Cause if:

                                    (1) Executive commits a criminal act
                           involving dishonesty or moral turpitude; or

                                    (2) Executive commits a material breach of
                           any of the covenants, terms and provisions hereof or fails to obey written directions delivered to Executive by the Company's Board of Directors which are not inconsistent with Executive's rights under this Agreement.

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                                    (iii) WITHOUT CAUSE. Without Cause upon
                           notice by the Board of Directors to Executive or upon notice by Executive to the Board if Executive has been Constructively Terminated.

                           (b) SEVERANCE PAY.

                                    (i) TERMINATION UPON DEATH OR DISABILITY OR
                           FOR CAUSE. Executive shall not be entitled to any severance pay or other compensation upon termination of his employment pursuant to Section 7(a)(i) or (ii) except for his Salary earned but unpaid as of the date of termination, unpaid expense reimbursements under Section 6 for expenses incurred in accordance with the terms hereof prior to termination, and compensation for accrued, unused vacation as of the date of termination.

                                    (ii) TERMINATION WITHOUT CAUSE. In the event
                           Executive's employment hereunder is terminated pursuant to Section 7(a)(iii), Company shall pay Executive Separation Payments as Executive's sole remedy in connection with such termination. "Separation Payments" are payments made at the semi-monthly rate of Executive's then current salary in effect immediately preceding the date of termination. Separation Payments shall be made for the entire term of this Agreement (the "Separation Payment Period") and shall be paid by Company in equal semi-monthly payments in arrears or in accordance with its then-current normal payroll procedure, provided that Employer's obligation to make Separation Payments shall be reduced by any amounts earned by Executive for services during the Separation Payment Period. Company shall also pay Executive his Salary earned but unpaid as of the date of termination, unpaid expense reimbursements under
                           Section 6 for expenses incurred in accordance with the terms hereof prior to termination, and compensation for accrued, unused vacation as of the date of termination.

         SECTION 8. INVENTIONS; ASSIGNMENT.

                  (a) INVENTIONS DEFINED. All rights to discoveries, inventions, improvements, designs and innovations (including all data and records pertaining thereto) that relate to the business of Company, whether or not patentable, copyrightable or reduced to writing, that Executive may discover, invent or originate during the term of his employment hereunder, and for a period of six months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of Company ("Inventions"), shall be the exclusive property of Company. Executive shall promptly disclose all Inventions to Company, shall execute at the request of Company any assignments or other documents Company may deem necessary to protect or perfect its rights therein, and shall assist Company, at Company's expense, in obtaining, defending and enforcing Company's rights therein. Executive hereby appoints Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by Company to protect or perfect its rights to any Inventions.

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                  (b) COVENANT TO ASSIGN AND COOPERATE. Without limiting the generality of the foregoing, Executive hereby assigns and transfers to Company the world-wide right, title and interest of Executive in the Inventions. Executive agrees that Company may apply for and receive patent rights (including Letters Patent in the United States) for the Inventions in Company's name in such countries as may be determined solely by Company. Executive shall communicate to Company all facts known to Executive relating to the Inventions and shall cooperate with Company's reasonable requests in connection with vesting title to the Inventions and related patents exclusively in Company and in connection with obtaining, maintaining and protecting Company's exclusive patent rights in the Inventions.

                  (c) SUCCESSORS AND ASSIGNS. Executive's obligations under this
         Section 8 shall inure to the benefit of Company and its successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of Company in the Inventions.

         SECTION 9. CONFIDENTIAL INFORMATION.

                  (a) ACKNOWLEDGMENT OF PROPRIETARY INTEREST. Executive acknowledges the proprietary interest of Company in all Confidential Information. Executive agrees that all Confidential Information learned by Executive during his employment with Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, is and shall remain the exclusive property of Company. Executive further acknowledges and agrees that his disclosure of any Confidential Information will result in irreparable injury and damage to Company.

                  (b) CONFIDENTIAL INFORMATION DEFINED. "Confidential Information" means all confidential and proprietary information of Company, including without limitation (i) information derived from reports, investigations, experiments, research and work in progress,
         (ii) methods of operation, (iii) market data, (iv) proprietary computer programs and codes, (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) client lists, (viii) historical financial information and financial projections, (ix) pricing formulae and policies, (x) all other concepts, ideas, materials and information prepared or performed for or by Company and (xi) all information related to the business, products, purchases or sales of Company or any of its suppliers and customers, other than information that is publicly available.

                  (c) COVENANT NOT TO DIVULGE CONFIDENTIAL INFORMATION. Company is entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the employment of Executive and for the compensation being paid to Executive by Company, Executive agrees at all times during the term of his employment hereunder and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to his professional advisors (who have the obligation to maintain the confidentiality of such information) and to persons engaged by Company to further the business of Company, and not to use except in the pursuit of the business of Company, the Confidential Information, without the prior written consent of Company.

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                  (d) RETURN OF MATERIALS AT TERMINATION. In the event of any termination or cessation of his employment with Company for any reason, Executive shall promptly deliver to Company all documents, data and other information derived from or otherwise pertaining to Confidential Information. Executive shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Confidential Information.

         SECTION 10. NONCOMPETITION.

                  (a) Until termination of Executive's employment hereunder, Executive shall not do any of the following:

                           (i) engage directly or indirectly, alone or as a
                  shareholder, partner, director, officer, Executive of or consultant to any other business organization, in any business activities that:

                                    (1) relate to the oil and gas drilling
                           services industry (the "Designated Industry"); or

                                    (2) were either conducted by Company prior
                           to the termination of Executive's employment hereunder or proposed to be conducted by Company at the time of such termination;

                           (ii) approach any customer or supplier of Company in
                  an attempt to divert it to any competitor of Company in the Designated Industry; or

                           (iii) solicit or encourage any employee or Executive
                  of Company to end his relationship with Company or commence any such relationship with any competitor of Company.

                  (b) Executive's noncompetition obligations hereunder shall not preclude Executive from owning less than five percent of the common stock of any publicly traded corporation conducting business activities in the Designated Industry. If at any time the provisions of this
         Section 10 are determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10 shall be considered divisible and shall be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Executive agrees that this
         Section 10 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

         SECTION 11. GENERAL.

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                  (a) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given upon delivery if delivered personally or via written telecommunication, or five days after mailing if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party in accordance with this Section 11(a):

         If to Company, to:              with a copy to:

         Allis-Chalmers Corporation      Joseph P. Bartlett
         7660 Woodway, Suite 200         Spolin Silverman Cohen & Bartlett LLP
         Houston, Texas  77063           1620 26th Street, Suite 2000 North
                                         Santa Monica, CA  90404
         If to Executive, to:

         Munawar H. Hidayatallah
         338 Entrada Drive
         Santa Monica, CA  90402


                  (b) WITHHOLDING. All payments required to be made to Executive by Company under this Agreement shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.

                  (c) EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that upon any breach by Executive or Company of his or its obligations hereunder, Company and Executive shall have no adequate remedy at law and accordingly shall be entitled to specific performance and other appropriate injunctive and equitable relief.

                  (d) SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

                  (e) WAIVERS. No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

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                  (f) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  (g) CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

                  (h) REFERENCE TO AGREEMENT. Use of the words "herein," "hereof," "hereto," "hereunder" and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.

                  (i) BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representatives and heirs of Executive and the successors and assigns of Company. This Agreement may be assigned by the Company or any Company to any Company or, subject to Section 7(b)(iii), to any successor to all or substantially all of the Company's business as a result of a merger, consolidation, sale of stock or assets, or similar transaction; provided that in the event of any such assignment, the Company shall remain liable for all of its obligations hereunder and shall be liable for all obligations of all such assignees hereunder. If Executive dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Executive's estate. This Agreement is not otherwise assignable by Executive.

                  (j) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

                  (k) GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.

                  (l) GENDER AND NUMBER. The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

         EXECUTED as of the date and year first above written.

                                              ALLIS-CHALMERS CORPORATION


                                              By /S/ JENS MORTENSEN
                                                 ----------------------------
                                                  Jens Mortensen, President


                                                 /S/ MUNAWAR H. HIDAYATALLAH
                                                 ----------------------------
                                                  Munawar H. Hidayatallah


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


                                   SCHEDULE A

                                BONUS CALCULAITON



During 2004, the Company's strategic objectives are as follows:

1. Achieving a Liquidity Event, defined as either a public offering of the Company's shares resulting in gross sales proceeds (to the Company and to selling shareholders) in excess of $20 million, or a Change in Control as such term is defined in the Company's 2003 Stock Incentive Plan, as currently in effect.

2. Listing on a national stock exchange or the NASDAQ NMS.

3. Achieving earnings before taxes, interest and depreciation ("EBITDA") of $9,000,000. EBITDA shall be calculated by the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company.

4. Achieving net income, calculated in accordance with GAAP in a manner consistent with the Company's past practices, of $3,000,000.



During 2005 and subsequent years, the Company's strategic objectives shall be established by the Compensation Committee during the first month of each year.


                                      -13-